EXHIBIT 23.3

[Westward Environmental, Inc. Letterhead]

October 18, 2019

Emerge Energy Services LP
5600 Clearfork Main Street, Suite 400
Fort Worth, TX 76109

Ladies and Gentlemen:

The undersigned hereby consents to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-196465) of references to our firm in the form and context in which they appear in this Annual Report on Form 10-K of Emerge Energy Services LP for the year ended December 31, 2018 (the “Form 10-K”) and any amendments thereto.  We hereby further consent to the use in such Form 10-K and Form S-3, and any amendments thereto, of information contained in our reports setting forth the estimates of reserves of Superior Silica Sands LLC as of December 31, 2018.

Respectfully submitted,

Westward Environmental, Inc.

Gary D. Nicholls, P.E. Vice President TX License No. 82522 Firm No. 4524